EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the use in this Registration Statement on Form SB-2 of our report dated May 7, 2002, except for Note 1 as to which the date is June 22, 2002, relating to the financial statements of American Life Holding Company, Inc. and Subsidiary for the year ended December 31, 2001 and our report dated August 27, 2002 relating to the balance sheet of B&B Capital Group, Inc. as of December 31, 2001, and the reference to our firm under the caption "Experts" in this Registration Statement.

HENDERSON HUTCHERSON & MCCULLOUGH, PLLC

Chattanooga, Tennessee,
   February 7, 2003